UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 12, 2015

FUELCELL ENERGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Great Pasture Road, Danbury, Connecticut	06813
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 825-6000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 12, 2015, FuelCell Energy, Inc. (the “Company”) received a letter from the NASDAQ Stock Market stating that the Company was not in compliance with NASDAQ Marketplace Rule 5450(a)(1) because the bid price of the Company’s common stock closed below the required minimum $1.00 per share for the previous 30 consecutive business days.

This notification has no immediate effect on the listing of the Company’s common stock.

In accordance with NASDAQ rules, the Company has a period of 180 calendar days to regain compliance with the minimum bid price rule. If at any time before February 8, 2016, the bid price of the Company’s common stock closes at $1.00 per share or higher for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has regained compliance with the minimum bid price rule.

The Company has notified NASDAQ of its intention to regain compliance with the NASDAQ bid price requirement. The Company is in compliance with all other NASDAQ listing standards.

If the Company is unable to demonstrate compliance with Rule 5450(a)(1) by February 8, 2016, the Company can submit an application to transfer its securities to The NASDAQ Capital Market and request an additional 180 day period to regain compliance with the minimum bid price requirement.

Rule 5450(a)(1) is based on the closing bid price, not the closing ask price, and the price is evaluated to six decimal places.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: August 14, 2015	By:	/s/ Michael Bishop
Michael Bishop
Senior Vice President, Chief
Financial Officer, Corporate Secretary and Treasurer